Exhibit 10.3

MODINE MANUFACTURING COMPANY
2020 INCENTIVE COMPENSATION PLAN
NON-EMPLOYEE DIRECTOR
DEFERRED RESTRICTED STOCK UNIT AWARD

We are pleased to inform you that you have been granted a Restricted Stock Unit Award (the “Award”) subject to the terms and conditions of the Modine Manufacturing Company 2020 Incentive Compensation Plan (the “Plan”) and of this Award Agreement.  Unless otherwise defined herein, all terms used in this Award Agreement shall have the same meanings as set forth in the Plan.

Full name of Grantee:

Date of Award:

Total number of
Restricted Stock Units:

1.  Restricted Stock Unit Award and Vesting.  Pursuant to the Plan and your election pursuant to that certain Annual Stock Grant RSU Election Form (the “Election Form”) that you delivered to the Company during the calendar year prior to the date of this Award, you are hereby granted an Award, subject to the terms and conditions of this Award Agreement and the Plan.  Accordingly, you are hereby granted the number of restricted stock units set forth above (the “RSUs”), effective as of the date of Award set forth above (the “Grant Date”).  All RSUs granted hereunder shall vest as of the one-year anniversary of the Grant Date (the “Vesting Date”) provided you are still serving as a Director of the Company on the Vesting Date.   In the event of your termination of service as a Director prior to the Vesting Date for any reason, you shall forfeit to the Company all RSUs and the right to receive any Common Stock with respect to such RSUs.

2.  Settlement and Delivery.  The above RSUs shall be settled as of the date you elected in the Election Form (such date that you elected, the “Settlement Date”), provided you may delay the date the RSUs are settled if you submit a new Settlement Date to Modine Manufacturing Company (the “Company”) in accordance with the procedures set forth in the Annual Stock Grant RSU Election Form. As of the Settlement Date, each RSU awarded to you under this Award Agreement shall be settled by ascribing to you (or in the event of your death, your beneficiary) a share of Common Stock in book entry on the records kept by the Company’s transfer agent or such other method of delivering shares of Common Stock subject to this Award Agreement, as determined by the Committee.  You shall not have any voting or other ownership rights in the Company arising from the grant of RSUs under this Award Agreement, unless and until such RSUs are settled pursuant to the terms hereof.

3.  Dividend Equivalents.  If any dividends are paid by the Company on the Company’s Common Stock between the Grant Date and the Settlement Date, then on the  date of such a dividend payment, you shall be granted an additional number of RSUs equal to the amount of dividends you would have received if your RSUs had been outstanding shares of Common Stock on the date of the dividend payment to the Company’s shareholders, divided by the average closing price of a share of Common Stock for the one-month period prior to the dividend payment date.   Such dividend RSUs shall vest and be settled at the same time as all other RSUs are settled under this Award Agreement.

4.  Transfer.  The Award shall not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by you other than in the event of your death.  Except for the designation of your beneficiary in the event of your death, the purported assignment, alienation, pledge, attachment, transfer or encumbrance of the Award or this Award Agreement shall be void and unenforceable against the Company.  This provision shall not prevent you from transferring any shares of Common Stock issued hereunder following the issuance of such shares in settlement of this Award.

5.  No Obligation of Service.  The Award shall not impose any obligation on the Company to continue your service with the Company.

6.  Provisions of the Plan Control.  The Award is qualified in its entirety by reference to the terms and conditions of the Plan under which it is granted, a copy of which you may request from the Company.  The Plan empowers the Committee to make interpretations, rules and regulations thereunder and, in general, provides that the determinations of such Committee with respect to the Plan shall be binding upon you.  The Plan is incorporated herein by reference.

7.  Forfeiture Under Recoupment Policy.  The Company shall have the power and the right to require you to forfeit and return any shares of Common Stock issued pursuant to this Award or any proceeds therefrom consistent with any recoupment policy maintained by the Company under applicable law, as such policy is amended from time to time.

8.  Use of Words.  The use of words of the masculine gender in this Award Agreement is intended to include, wherever appropriate, the feminine or neuter gender and vice versa.

9.  Successors.  This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

10.  Taxes.  The Company may require payment of or withhold any minimum tax which it believes it is required to withhold, if any, as a result of the Award, and the Company may defer making delivery with respect to shares issuable hereunder until arrangements satisfactory to the Company have been made with respect to such tax withholding obligations.

11.  No Legal or Tax Advice.  Notwithstanding anything stated in this Award Agreement, the Company is not providing any legal or tax advice related to the Award or any Common Stock that may be obtained upon settlement of the Award. Nothing stated in this Award Agreement is intended to cover any legal or tax situation. You are encouraged to consult your own legal and/or tax advisors to address any questions or concerns you may have regarding the Award or any Common Stock that may be obtained upon settlement of the Award.

12.  Personal Information.  Solium Capital LLC and Equiniti Trust Company assist the Company in the operation of the Plan and the administration of the Award granted pursuant to this Award Agreement.  If you choose to participate in the Plan, you acknowledge and consent to the Company sharing your name, email, and information regarding the grant of the Award under this Award Agreement with both Solium Capital LLC and Equiniti Trust Company.

SIGNATURES ON THE FOLLOWING PAGE

By your signature and the signature of the Company’s representative below, you and the Company agree that the RSUs awarded to you under this Award Agreement are subject to the terms and conditions of the Plan, a copy of which is available to you upon request.  As provided in the Plan, you hereby agree to accept as binding any decision of the Committee with respect to the interpretation of the Plan and this Award Agreement, or any other matters associated therewith.

IN WITNESS WHEREOF, the Company has caused these presents to be executed as of ________ __, ____.

MODINE MANUFACTURING COMPANY

By:
Neil D. Brinker
President and Chief Executive Officer

The undersigned hereby accepts the foregoing Restricted Stock Unit Award and agrees to the terms and conditions of this Award Agreement and of the Plan.